SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SOCKET COMMUNICATIONS, INC.
(Name of Registrant as Specified in its Charter)

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SOCKET COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 20, 2002

DEAR STOCKHOLDERS:

        You are cordially invited to attend the Annual Meeting of Stockholders of SOCKET COMMUNICATIONS, INC., a Delaware corporation (the "Company"), to be held Thursday, June 20, 2002 at 9:00 a.m., local time, at the Company's headquarters at 37400 Central Court, Newark, California 94560 for the following purposes:

(1) To elect seven directors to serve until their respective successors are elected.

(2) To ratify a private placement of shares of the Company's Common Stock and warrants to purchase Common Stock.

(3) To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002.

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

       The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

       Only stockholders of record at the close of business on April 22, 2002 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

Sincerely,
Kevin J. Mills
President and Chief Executive Officer
Newark, California May 10, 2002

YOUR VOTE IS IMPORTANT.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE

SOCKET COMMUNICATIONS, INC.

PROXY STATEMENT FOR 2002
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

       The enclosed proxy is solicited on behalf of the Board of Directors of SOCKET COMMUNICATIONS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Thursday, June 20, 2002 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of the Annual Meeting. The Annual Meeting will be held at the Company's headquarters at 37400 Central Court, Newark, California 94560. The Company's telephone number at that location is (510) 744-2700.

       These proxy solicitation materials and our Annual Report on Form 10-K for the year ended December 31, 2001, including financial statements, were first mailed on or about May 10, 2002 to all stockholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

       Stockholders of record at the close of business on April 22, 2002 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 24,019,977 shares of the Company's authorized Common Stock were issued and outstanding and held by approximately 300 stockholders of record and by approximately 10,500 beneficial holders. The Company has no other classes of stock outstanding.

       The only person known by the Company to beneficially own more than 5% of the Company's Common Stock as of the Record Date was Charlie Bass, the Chairman of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

       Each stockholder is entitled to one vote for each share of Common Stock held in all matters to be voted on by the stockholders. If any stockholder at the Annual Meeting gives notice of his or her intention to cumulate votes on the election of directors, then each stockholder voting for the election of directors (Proposal One) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such stockholder is entitled to vote, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the stockholder's votes. On all other matters, stockholders may not cumulate votes.

       This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, email or telefacsimile. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional investors. The Company's costs for such services, if retained, are not expected to be material.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

       The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

       While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

       Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS

       The Company currently intends to hold its 2003 Annual Meeting of Stockholders in June 2003 and to mail proxy statements relating to such meeting in May 2003. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2003 Annual Meeting must be received by the Company no later than January 10, 2003 and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

       If a stockholder intends to submit a proposal at the 2003 Annual Meeting that is not intended to be included in the proxy statement and proxy for that meeting, the stockholder must do so no later than 90 days prior to the announced date of the Annual Meeting. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority to vote against the proposal when it is raised at the 2003 Annual Meeting.

       The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a new stockholder proposal at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

       The persons named in the enclosed proxy will vote to elect as directors the seven nominees named below, unless the proxy is marked otherwise. The nominees consist of six present directors and one nominee to join the Board. If a person other than a management nominee is nominated, the proxy holders may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion in order to elect as many nominees of management as possible. The seven candidates receiving the highest number of votes will be elected. The proxy holders have also advised that, in the event any nominee is unavailable for election, which is not currently anticipated, they may vote in accordance with their judgment for the election of substitute nominees designated by the Board.

       All seven directors will be elected for a one-year term expiring at the 2003 Annual Meeting of Stockholders, subject to the election and qualification of their successors and to their earlier death, resignation or removal.

       The following table sets forth information concerning the nominees for director.

Name of Nominee	Age	Position(s) Held With the Company	Director Since
Charlie Bass (2)	60	Chairman of the Board	1992
Kevin J. Mills	41	President, Chief Executive Officer and Director	2000
Micheal L. Gifford	44	Executive Vice President and Director	1992
Gianluca Rattazzi (1)	49	Director	1998
Leon Malmed (2)	64	Director	2000
Enzo Torresi (1)	57	Director	2000
Peter Sealey (3)	51	None	--

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Nominee for Audit Committee.

       Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships among any of the directors or executive officers of the Company.

       Charlie Bass co-founded Socket in March 1992, and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass also served as our interim Chief Executive Officer during January and February 1996 and from April 1997 until February 1998, at which time Mr. Bass assumed the position of Chief Executive Officer, a position he served in until March 2000. Dr. Bass has been Trustee of The Bass Trust since September 1989. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

       Kevin J. Mills was appointed our President and Chief Executive Officer and a director of Socket in March 2000. He had served as our Chief Operating Officer since September 1998. Mr. Mills joined Socket in September 1993 as Vice President of Operations, and has also served as our Vice President of Engineering. Prior to joining Socket, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He received a B.E. in Electronic Engineering from the University of Limerick, Ireland.

       Micheal L. Gifford has been a director of Socket since its inception in March 1992 and has served as our Executive Vice President since October 1994. Mr. Gifford served as our President from our inception in March 1992 to September 1994, and as our Chief Executive Officer from March 1992 to June 1994. From December 1986 to December 1991, Mr. Gifford served as a director and as Director of Sales and Marketing for Tidewater Associates, a computer consulting and computer product development company. Prior to working for Tidewater Associates, Mr. Gifford co-founded and was President of Gifford Computer Systems, a computer network integration company. Mr. Gifford received a B.S. in Mechanical Engineering from the University of California at Berkeley.

       Gianluca Rattazzi has been a director of Socket since June 1998. Dr. Rattazzi co-founded Meridian Data, Inc., a provider of CD ROM networking software and systems, in July 1988. He has served as President and a director of Meridian Data since inception and was appointed Chief Executive Officer of Meridian Data serving from October 1992 until its sale to Quantum Corporation in September 1999. From 1985 to 1988, Dr. Rattazzi held various executive level positions at Virtual Microsystems, Inc., a networking company, most recently as President. Dr. Rattazzi serves on the boards of several private companies. Dr. Rattazzi holds an M.S. degree in Electrical Engineering and Computer Science from the University of California, Berkeley, and a Ph.D. in Physics from the University of Rome, Italy.

       Leon Malmed has been a director of Socket since June 2000. Mr. Malmed served as Senior Vice President of Worldwide Marketing and Sales of SanDisk Corporation, a manufacturer of flash memory products, from 1992 to his retirement in March 2000. Prior to his tenure with SanDisk Corporation, Mr. Malmed was Executive Vice President of Worldwide Marketing and Sales for Syquest Corporation, a disk storage manufacturer, and President of Iota, a Syquest subsidiary from 1990 to 1992, and Senior Vice President of Worldwide Sales, Marketing and Programs for Maxtor Corporation, a disk drive supplier, from 1984 to 1990. Mr. Malmed serves as a director of several corporations including Omnivision Technologies, Inc. (image sensors semiconductors), Artisan Components, Inc. (licenser of building blocks for complex I.C. designs), and Adtron Corporation (storage systems). Mr. Malmed holds a B.S. degree in Mechanical Engineering from the University of Paris, and also has completed the AEA/UCLA Senior Executive Program at the University of California at Los Angeles, and the AEA/Stanford Executive Institute Program for Management of High Technology Companies at Stanford Business School.

       Enzo Torresi has been a director of Socket since June 2000. Mr. Torresi is the Managing Partner of myQube Ventures ,a venture capital fund based in Milano Italy . In 1997 and 1998, he was Chairman and CEO of ICAST Corporation, a software company specializing in broadcasting solutions for the Internet. During 1995 and 1996 he was Entrepreneur-In-Residence at Accel Partners, a venture capital fund. From November 1993 to 1994, he was Vice-Chairman of Power Computing Corporation, a PC manufacturer he cofounded. From 1989 to October 1994, Dr. Torresi was President and Chief Executive Officer of NetFRAME Systems, Inc., a computer manufacturer that is now part of Micron Electronics, Inc. Dr. Torresi holds a Doctorate in Electronics Engineering from the Polytechnic Institute in Turin, Italy.

       Peter Sealey has served as CEO and founder of Los Altos Group, Inc., a diversified management consulting firm offering capabilities in business marketing strategy, brand identity, market research, advertising services, business development, legal services management, expert witness testimony and software development, since its founding in July 1997. Dr. Sealey has also served as an Adjunct Professor of Marketing at the Haas School of Business, University of California at Berkeley since 1994, and serves on the boards of T/R Systems, a developer and manufacturer of digital document processing and print systems, and L90, a provider of marketing services for marketers and web publishers. From July 1969 to August 1993, Dr. Sealey served in various senior marketing positions with the Coca-Cola Company, serving as its Senior Vice President, Global Marketing from December 1989. Dr. Sealey holds a Doctorate from the Peter F. Drucker Graduate Management Center at Claremont Graduate University.

BOARD MEETINGS AND COMMITTEES

       The Board of Directors of Socket Communications held a total of four regular meetings during fiscal 2001. No director attended fewer than 75% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors has no nominating committee or any committee performing such functions.

       The Compensation Committee, which consisted of Enzo Torresi and Gianluca Rattazzi, held seven telephonic meetings during fiscal 2001. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company and administers various incentive compensation and benefit plans.

       The Audit Committee consists of Charlie Bass, Burnett Donoho (who is not standing for reelection) and Leon Malmed. All Audit Committee members are "independent directors" pursuant to the Marketplace Rules of the Nasdaq Stock Market, except that Mr. Bass may not be deemed independent because he has served as an executive officer of the Company within the last three years. Our Board of Directors has determined that Mr. Bass' service on the Audit Committee is in the best interests of the Company and its Stockholders irrespective of his qualification as an independent director because of his extensive management and financial oversight experience, his comprehensive knowledge and understanding of the Company's operations and financial reporting systems and his extensive insight into the industry in which the Company operates. The Audit Committee met twice during the year ended December 31, 2001, and a member of the Audit Committee held three additional telephone meetings with management and the independent auditors to review quarterly financial information and to discuss the results of quarterly review procedures performed by the independent auditors before quarterly financial reports were filed. The Audit Committee is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls and financial statements. In connection with the completion of the annual audit of the Company's financial statements for the year ended December 31, 2000, the Audit Committee met in March 2001 with management and with the independent auditors to review the financial statements and the annual audit results, including an assessment of internal controls and procedures, and discussed the matters with the independent auditors denoted as required communications by Statement of Auditing Standards 61 (SAS 61). The Audit Committee met in December 2001 with management and with the independent auditors to review the audit plan for the audit of the financial statements for the year ended December 31, 2001. The Audit Committee met in March 2002 with management and with the independent auditors to review the financial statements for the year ended December 31, 2001 and the audit of these financial statements. The meeting included review of internal accounting controls, discussion and review of auditor independence, review with management and discussion with the independent auditors of the annual financial statements, other matters included in required communications with the independent auditors under SAS 61, and a recommendation to the Board to approve the issuance of the financial statements for the year ended December 31, 2001.

COMPENSATION OF DIRECTORS

       Directors who are not employees of the Company receive $1,500 per regular Board meeting attended. These outside directors are also entitled to participate in Socket's 1995 and 1999 Stock Option Plans. During fiscal 2001, Messrs. Bass, Rattazzi, Malmed, Torresi and Donoho were each granted an option to purchase 10,000 shares at an exercise price of $2.28 per share and an option to purchase 15,000 shares at an exercise price of $1.06 per share, the fair market values of the Company's Common Stock on the dates of grant. Each option for 10,000 shares vests in equal monthly installments over two years from June 20, 2001, and each option for 15,000 shares was fully vested at the date of grant of September 27, 2001.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

       If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE COMPANY'S NOMINEES FOR DIRECTOR.

PROPOSAL TWO

RATIFICATION OF A PRIVATE PLACEMENT OF SHARES OF THE COMPANY'S COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK

SUMMARY OF THE PRIVATE PLACEMENT

       On March 28, 2002, Socket sold a total of 381,760 shares of our Common Stock (the "Shares") at a price of $1.59 per share in a private placement to accredited investors for an aggregate purchase price of approximately $607,000, and net proceeds after costs and expenses of approximately $420,000 (the "Financing"). In addition, we issued warrants ("Warrants") to the investors to purchase up to an additional 95,439 shares of our Common Stock. The Warrants expire on March 28, 2007, and have an exercise price of $1.59 per share (subject to adjustment in the event of dilutive issuances). We intend to use the proceeds of the Financing for general corporate purposes and working capital. The purchase price of the Shares was based on the 20-day average bid price of our Common Stock as of March 22, 2002. The Financing was unanimously approved by our Board of Directors.

       Additionally, as compensation for services performed as placement agent in connection with the private placement, Jefferies & Company, Inc. was issued a Warrant to purchase up to 22,905 shares of our Common Stock. This Warrant expires on March 28, 2007, and has an exercise price of $1.59 per share (subject to adjustment in the event of dilutive issuances). If all of these Warrants are fully exercised, we will receive proceeds of approximately $188,000 (subject to adjustment in the event of dilutive issuances). If the Warrants are exercised, we intend to use the proceeds for general corporate purposes and working capital. If the price of our Common Stock appreciates significantly, exercise of the Warrants may result in dilution to current stockholders.

       In connection with the Financing, we entered into a Registration Rights Agreement with certain of the investors, pursuant to which we agreed to file no later than May 1, 2002 a registration statement on Form S-3 to enable the resale of the Shares and the shares issuable on exercise of the Warrants.

       Two members of Socket's Board of Directors, Charlie Bass and Enzo Torresi, invested $100,000 and $30,000, respectively, in the Financing. The Bass Trust (of which Mr. Bass is the trustee and a beneficiary) purchased 62,893 shares of our Common Stock and received a Warrant to purchase an additional 15,723 shares of our Common Stock. Mr. Torrezi purchased 18,867 shares of our Common Stock and received a Warrant to purchase an additional 4,716 shares of our Common Stock.

VOTE REQUIRED

       At the Annual Meeting, stockholders are being asked to ratify the Financing, to the extent such Financing would have otherwise been limited by the rules of the Nasdaq Stock Market. If we do not obtain the necessary stockholder ratification, we may be required to return the investments made by Mr. Bass and Mr. Torrezi and may be liable for damages. Approval of this proposal requires the affirmative vote of a majority of the Votes Cast with respect to this proposal.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

       The foregoing is only a summary of the Financing. Stockholders wishing further information concerning the terms of the warrants and the Registration Rights Agreement are referred to the documents filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2002, and our registration statement on Form S-3 to be filed on or about May 1, 2002.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE FINANCING.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

       The Board of Directors has selected Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2002, and recommends that stockholders vote for ratification of such appointment.

       Ernst & Young LLP has audited the Company's financial statements annually since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP DURING FISCAL 2001

     Audit Fees:

       Audit fees billed to the Company by Ernst & Young LLP during the Company's 2001 fiscal year for audit of the Company's annual financial statements and review of the Company's quarterly financial statements, totaled $205,285.

     Financial Information Systems Design and Implementation Fees:

       The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

     All Other Fees:

       Fees billed to the Company by Ernst & Young LLP during the Company's 2001 fiscal year for all other non-audit services rendered to the Company, including tax related services, totaled $72,644.

       The Audit Committee considered and determined that the provision of services other than the services described under "Audit Fees" above is compatible with maintaining the independence of the Company's independent public accountants.

       Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent public accountants is not required by the Company's by-laws or other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of common corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider its selection. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

       Ratification of the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002 requires the affirmative vote of a majority of the Votes Cast at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Company's Common Stock, on an as-exercised basis for options and warrants exercisable within 60 days of the Record Date, as to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, each named beneficial owner has sole voting and investment power with respect to the shares shown. The address of record for each of the individuals listed in this table is: c/o Socket Communications, Inc., 37400 Central Court, Newark, California, 94560.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage Of Shares Beneficially Owned (%) (2)
Charlie Bass	1,463,939	(3)	6.1%
Micheal L. Gifford	406,381	(4)	1.7
Robert J. Miller	386,212	(5)	1.6
Kevin J. Mills	369,273	(6)	1.5
Paul T. Hughes	351,004	(7)	1.5
David W. Dunlap	334,102	(8)	1.4
Leonard L. Ott	172,430	(9)	*
Burnett W. Donoho	95,000	(10)	*
Enzo Torresi	68,583	(11)	*
Gianluca Rattazzi	53,750	(12)	*
Leon Malmed	45,000	(12)	*
Peter Sealey	—		*
All Directors and Executive Officers as a group (11 persons)	3,745,674	(13)	14.9

*Less than 1%

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Percentage ownership is based on 24,019,977 shares of Common Stock outstanding on the Record Date and any shares issuable pursuant to securities exercisable for shares of Common Stock by the person or group in question as of the Record Date or within 60 days thereafter.

(3) Includes 15,723 shares of common stock subject to warrants exercisable within 60 days of the Record Date, and 55,000 shares of common stock subject to options exercisable within 60 days of the Record Date.

(4) Includes 118,092 shares of common stock subject to options exercisable within 60 days of the Record Date.

(5) Includes 104,167 shares of common stock subject to options exercisable within 60 days of the Record Date.

(6) Includes 264,792 shares of common stock subject to options exercisable within 60 days of the Record Date.

(7) Includes 68,959 shares of common stock subject to options exercisable within 60 days of the Record Date.

(8) Includes 179,896 shares of common stock subject to options exercisable within 60 days of the Record Date.

(9) Includes 139,020 shares of common stock subject to options exercisable within 60 days of the Record Date.

(10) Includes 50,000 shares subject to warrants exercisable within 60 days of the Record Date and 45,000 shares of common stock subject to options exercisable within 60 days of the Record Date.

(11) Includes 4,716 shares subject to warrants exercisable within 60 days of the Record Date and 45,000 shares of common stock subject to options exercisable within 60 days of the Record Date.

(12) Consists of shares of common stock subject to options exercisable within 60 days of the Record Date.

(13) See notes (3) through (12) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 2001, all filing requirements applicable to its executive officers and directors were complied with.

MANAGEMENT

       The current executive officers of the Company are as follows:

Name of Officer	Age	Position With the Company
Kevin J. Mills	41	President, Chief Executive Officer and Director
Micheal L. Gifford	44	Executive Vice President and Director
Paul T. Hughes	53	Vice President of Operations
David W. Dunlap	59	Vice President of Finance and Administration, Chief Financial Officer and Secretary
Leonard L. Ott	43	Chief Technical Officer
Robert J. Miller	51	Vice President of Engineering

       For information regarding Kevin J. Mills and Micheal L. Gifford, please see "Election of Directors" above.

       Paul T. Hughes was appointed Vice President of Operations in October 2000. From April 1996 to October 2000, Mr. Hughes was cofounder and Chief Executive Officer of 3rd Rail Engineering, an engineering design and services company that was acquired by the Company in October 2000. Mr. Hughes has completed numerous advanced technical courses over his career spanning twenty-four years.

       David W. Dunlap has served as Socket's Vice President of Finance and Administration, Secretary and Chief Financial Officer since February 1995 and was in the same role as a consultant from November 1994 to February 1995. Mr. Dunlap previously served as Vice President of Finance and Administration and Chief Financial Officer at several public and private companies including Appian Technology Inc., a semiconductor company from September 1993 to February 1995, and Mountain Network Solutions, Inc., a computer peripherals manufacturing company, from March 1992 to September 1993. He is a certified public accountant, and received an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

       Leonard L. Ott has served as Socket's Vice President and Chief Technical Officer since October 2000 and previously served as Vice President of Engineering since December 1998. Mr. Ott joined Socket in March 1994, serving in increasingly responsible engineering positions including Director of Software Development and Director of Engineering. Mr. Ott also worked as an engineering consultant with the Company from November 1993 to March 1994. Prior to joining the Company, Mr. Ott served from March 1988 to November 1993 with Vision Network Systems, a networking systems company, serving most recently as its Vice President Research and Development. Mr. Ott is a board member of the CompactFlash Association, the body establishing standards for CompactFlash products. He received a B.S. in Computer Science from the University of California at Berkeley.

       Robert J. Miller was appointed Vice President of Engineering in October 2000. Mr. Miller was Chief Technical Officer of 3rd Rail Engineering, an engineering design and services company that was acquired by the Company in October 2000. Prior to his employment with 3rd Rail Engineering, Mr. Miller was an independent engineering design consultant from 1997 to June 1999. Mr. Miller also served in various capacities from 1991 to 1997 with Synaptics, Inc., a computer components design and manufacturing company, including Director of Manufacturing Engineering and Director of Operations. At Synaptics, Mr. Miller was co-inventor of the Synaptics touchpad and was issued seven patents for his work. Mr. Miller holds a BSEng degree with honors from the California Institute of Technology.

EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

       The following table sets forth the compensation paid by the Company during the fiscal years ended December 31, 2001, 2000, and 1999 to the Company's Chief Executive Officer, and the four other most highly compensated executive officers whose total 2001 salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Securities Underlying Options(#)
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($) (2)
Kevin J. Mills President and Chief Executive Officer	2001 2000 1999	146,875 146,875 131,250	26,975 67,438 33,268	— — —	90,000 300,000 150,000
Micheal L. Gifford Executive Vice President and Director	2001 2000 1999	146,875 146,875 131,250	11,140 32,780 32,444	— — —	75,000 100,000 150,000
Paul T. Hughes (3) Vice President of Operations	2001 2000	149,212 62,500	13,784 —	— —	30,000 230,000
Robert J. Miller (3) Vice President of Engineering	2001 2000	146,875 62,500	15,097 —	— —	50,000 230,000
David W. Dunlap Vice President of Finance and Administration, Chief Financial Officer and Secretary	2001 2000 1999	146,875 146,875 131,250	11,690 31,510 33,209	— — —	65,000 75,000 150,000

(1) Represents cash variable compensation earned for work performed during the year under a Management Incentive Bonus Plan. Compensation earned during the first three quarters of each year were paid in that year whereas compensation earned during the fourth quarter of a year were paid in the first quarter of the following year.

(2) Under applicable SEC rules, perequisites are excluded if the aggregate value is less than the lesser of $50,000 or 10% of the Executive Officer's salary plus bonus.

(3) Mr. Hughes and Mr. Miller joined the Company in October 2000.

Stock Option Grants in Fiscal 2001

       The following table sets forth certain information for the fiscal year ended December 31, 2001 with respect to stock options granted during such fiscal year to the Named Executive Officers. No stock appreciation rights were granted during such year.

	Individual Grants
		% of Total Options Granted to Employees in Fiscal 2001 (1)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted
			Exercise Price Per Share ($)(2)	Expiration Date
Name					5%	10%
Kevin J. Mills	90,000	5.6%	$1.06	9/27/11	$59,997	$152,043
Micheal L. Gifford	75,000	4.6	1.06	9/27/11	49,997	126,703
Paul T. Hughes	30,000	1.9	1.06	9/27/11	19,999	50,681
Robert J. Miller	50,000	3.1	1.06	9/27/11	33,331	84,468
David W. Dunlap	65,000	4.0	1.06	9/27/11	43,331	109,809

(1) Based on options granted to employees during fiscal 2001 to purchase 1,620,700 shares of Common Stock.

(2) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors, on the date of grant.

(3) These columns present hypothetical future values that might be realized on exercise of the options, less the exercise price. These values assume that the market price of our stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the SEC's proxy rules and do not necessarily reflect management's assessment of our future stock price performance.

Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

       The following table provides information on aggregate option exercises by the Named Executive Officers during the year ended December 31, 2001 and on the value of such officers' unexercised options at December 31, 2001.

			Number of Securities Unexercised Options at December 31, 2001 (#)
					Value of Unexercised In-the-Money Options at December 31, 2001 ($)(2)
	Shares Acquired on Exercise (#)
		Value Received($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin J. Mills	34,582	$94,781	187,501	349,166	$136,501	$261,098
Micheal L. Gifford	130,066	341,766	98,893	205,624	106,639	236,948
Paul T. Hughes	—	—	68,959	191,041	3,150	47,250
Robert J. Miller	—	—	69,167	210,833	3,499	80,500
David W. Dunlap.	35,000	96,033	133,855	179,895	180,250	220,849

(1) Based on the difference between the closing market price of our common stock on the date of exercise and the exercise price paid.

(2) Based upon a final closing sales price of our Common Stock, as of December 31, 2001, of $1.68 per share, as reported by the Nasdaq National Market.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL AGREEMENTS

       In February 1998, we adopted a bonus plan pursuant to which a bonus pool in the amount of up to 10% of any consideration payable by a buyer in any acquisition of Socket is to be allocated to the executive officers and such other employees as the Board of Directors determines in its discretion.

       In December 2000, we renewed separate employment agreements with Micheal Gifford, Kevin Mills and David Dunlap and entered into employment agreements with Leonard Ott (each an "Executive"). In October 2000, and in connection with our acquisition of 3rd Rail Engineering, we entered into employment agreements with Paul T. Hughes and Robert J. Miller. These agreements, which expire on December 31, 2003, set forth the base salaries for each Executive, and provide that if we terminate the Executive's employment without cause, we will pay the Executive (i) six months' base salary regardless of whether he secures other employment during those six months, (ii) health insurance until the earlier of the date of the Executive's eligibility for the health insurance benefits provided by another employer or the expiration of six months, (iii) the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination, and (iv) certain other benefits including the ability to purchase at book value certain items of our property purchased by us for the Executive's use, which may include a personal computer, a cellular phone, and other similar items.

       Additionally, under the 1995 and 1999 Stock Option Plans, all rights of all optionees (including executive officers) to purchase stock shall, upon a change of control of Socket, be immediately vested and be fully exercisable if such options are not assumed by the acquiring entity.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

       Pursuant to the Delaware General Corporation Law, we adopted provisions in our Amended and Restated Certificate of Incorporation which eliminate the personal liability of our directors, officers and stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. Our Bylaws require us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by law.

       We have entered into indemnification agreements with each of our current directors and officers which provide for indemnification to the fullest extent permitted by Delaware law, including in circumstances in which indemnification and the advancement of expenses are discretionary under Delaware law. We believe that the limitation of liability provisions in our Amended and Restated Certificate of Incorporation and the indemnification agreements will enhance our ability to continue to attract and retain qualified individuals to serve as directors and officers.

       There is no pending litigation or proceeding involving a director, officer or employee to which the indemnification agreements would apply.

REPORT OF THE COMPENSATION COMMITTEE

       Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph (set forth below) shall not be incorporated by reference into any such filings.

Introduction

       The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, and establishes the compensation plans and specific compensation levels for executive officers. The Committee strives to ensure that the Company's executive compensation programs will enable the Company to attract and retain key people and motivate them to achieve or exceed certain key objectives of the Company by making individual compensation directly dependent on the Company's achievement of certain financial goals, such as profitability and asset management and by providing rewards for exceeding those goals.

Compensation Programs

       The three major components of the Company's executive officer compensation are: (i) base salary, (ii) variable incentive awards, and (iii) long-term equity-based incentive awards.

       Base Salary. The Committee establishes base salaries for executive officers, normally within ten percent of the average paid for comparable positions at other similarly sized companies as set forth in national and local compensation surveys. Base pay increases vary according to individual contributions to the Company's success and comparisons to similar positions within the Company and at other comparable companies.

       Variable Incentive Awards. To reinforce the importance of Company goals, the Committee believes that a substantial portion of the quarterly compensation of each executive officer should be in the form of variable incentive pay. The variable incentive award set aside for each executive officer is determined in part on the basis of the Company's achievement of the quarterly financial performance targets established at the beginning of the fiscal year and also on individual quarterly objective. The incentive plan requires a threshold level of Company performance that must be attained before any financial performance incentives are awarded. Once the threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for similar positions at comparable companies. In fiscal 2001, the Company met many of its performance targets. However, the Company, for cost control purposes, elected to discontinue the variable incentive pay program for the second half of 2001. Consequently the variable incentive awards were accrued only in each of the first two quarters in 2001 and were paid out in the following quarters.

       Long-Term, Equity-Based Incentive Awards. The goal of the Company's long-term equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with comparable companies, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

       During fiscal 2001, the Board made option grants to Messrs. Mills, Gifford, Dunlap, Ott, Hughes and Miller under the Company's 1995 Stock Plan and/or 1999 Stock Plan. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. Generally, each option granted under the 1995 and 1999 Stock Plan vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the officer remains with the Company and only if the market price appreciates over the option term.

Compensation of Chief Executive Officer

       The factors considered by the Compensation Committee in determining the compensation of the Chief Executive Officer, in addition to survey data, include the Company's operating and financial performance, as well as his leadership and establishment and implementation of strategic direction for the Company.

       The Compensation Committee considers stock options to be an important component of the Chief Executive Officer's compensation as a way to reward performance and motivate leadership for long term growth and profitability. In 2001, Mr. Mills was granted options to purchase 90,000 shares, each with an exercise price equal to the fair market value at date of grant. These options vest monthly in forty-eight equal installments.

Compensation Limitations

       Under Section 162(m) of the Internal Revenue Code, adopted in August 1993, and regulations adopted thereunder by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Company plans to take actions, as necessary, to ensure that its stock option plans and executive annual cash bonus plans qualify for exclusion.

COMPENSATION COMMITTEE Enzo Torresi Gianluca Rattazzi
Dated: May 10, 2002

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       None of the members of the Compensation Committee of the Board has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

       The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for preparing the financial statements and maintaining the Company's financial reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2001 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Board has adopted a written Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix A.

       The Committee reviewed the 2001 financial statements with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as the auditors are required to discuss with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

       The Committee also discussed with the Company's independent auditors the overall scope and results of their audit. The Committee met periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held two meetings with the auditors in regards to their audit of the annual financial statements for the year ended December 31, 2001. In addition, a conference call between a member of the Committee, the auditors and management was held each quarter during fiscal 2001 to review quarterly financial reports prior to their issue.

       In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Committee also recommended and the Board approved the reappointment of Ernst & Young, LLP as the Company's independent auditors for the year ending December 31, 2002.

Respectfully Submitted by:
Charlie Bass Burnett Donoho Leon Malmed

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The following is a description of transactions during the past three fiscal years to which we have been a party, in which the amount involved exceeded $60,000 and in which any director, executive officer or beneficial holder of more than 5% of our outstanding capital stock had or will have a direct or indirect material interest.

       We had outstanding accounts payable to the Impact Zone, an engineering design and consulting services company, of $18,688, $29,400 and $2,500 at December 31, 2001, 2000 and 1999, and received services from Impact Zone during the years ended December 31, 2001, 2000 and 1999 valued at $234,838, $163,500 and $21,300. The Company had no outstanding accounts receivable due from the Impact Zone at December 31, 2001 and recognized revenues from sales to Impact Zone during the year ended December 31, 2001 of $18,118. The Impact Zone's principal stockholder, Dale Gifford, is a sibling of Micheal L. Gifford, Executive Vice President and Director of the Company.

       On October 5, 2000, we acquired 3rd Rail Engineering. Paul Hughes, formerly President of 3rd Rail Engineering, became our Vice President of Operations, and Robert Miller, former Chief Technical Officer of 3rd Rail Engineering, became our Vice President of Engineering. Neither individual had any relationship with us prior to the acquisition. Paul Hughes and Robert Miller each received 282,045 common shares of Socket and cash of $432,785 in payment for their equity interests in 3rd Rail Engineering. We also executed employment agreements with each individual. These agreements are described more fully above under "Executive Compensation - Employment Contracts and Change-in Control Arrangements."

       In March 2002 we completed a private placement of 381,760 shares of our common stock to increase our working capital and cash balances. The offering was sold at a price of $1.59 per share of common stock and resulted in gross proceeds of approximately $607,000, and net proceeds after costs and expenses of approximately $420,000. In connection with the offering, we issued warrants to investors in the offering and Socket's placement agent in the offering to purchase an aggregate of 118,344 shares of common stock at a price of $1.59 per share (subject to adjustment in the event of dilutive issuances). The warrants have a term of five years, and could result in additional proceeds if exercised. Pursuant to a Registration Rights Agreement, we agreed to file no later than May 1, 2002 a registration statement on Form S-3 to enable the resale of the shares issued in this offering and the shares issuable on exercise of the warrants issued to investors in this offering. Two members of Socket's Board of Directors, Charlie Bass and Enzo Torresi, invested $100,000 and $30,000, respectively, in this offering. Mr. Bass acquired 62,893 shares of our common stock and warrants to purchase an additional 15,723 shares of our common stock, and Dr. Torresi acquired 18,867 shares of our common stock and warrants to purchase an additional 4,716 shares of our common stock.

       See also "Executive Compensation - Employment Contracts and Change-in Control Arrangements."

PERFORMANCE GRAPH

       The following graph shows a five-year comparison of cumulative total stockholder return, calculated on a dividend reinvestment basis and based on a $100 investment, from December 31, 1996 through December 31, 2001 comparing the return on the Company's Common Stock with the Russell 2000 Index, the JP Morgan H & Q Technology Index and the Nasdaq Computer & Data Processing Index. No dividends have been declared or paid on the Company's Common Stock during such period. Historical stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG SOCKET COMMUNICATIONS, INC., THE RUSSELL 2000 INDEX, THE JP MORGAN H & Q TECHNOLOGY INDEX AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

OTHER MATTERS

       The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS
Dated: May 10, 2002

APPENDIX A

AUDIT COMMITTEE CHARTER OF THE BOARD OF DIRECTORS OF SOCKET COMMUNICATIONS, INC.

PURPOSES:

       The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the corporation, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

       In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

MEMBERSHIP:

       The Audit Committee will consist of three (3) members of the Board, all of whom shall be independent directors, in accordance with NASD Rules. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board of Directors.

RESPONSIBILITIES:

       The responsibilities of the Audit Committee shall include:

       1. Nominating the independent auditors;

       2. Reviewing the plan for the audit and related services;

       3. Reviewing audit results and financial statements;

       4. Overseeing the adequacy of the corporation's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

       5. Overseeing compliance with the Foreign Corrupt Practices Act;

       6. Overseeing compliance with SEC requirements for disclosure of auditor's services including auditor independence and audit committee members and activities; and

       7. Reviewing related party transactions for potential conflicts of interest.

       In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations including recommending to the Board of Directors approving the filing of the Company's annual report to the Securities and Exchange Commission on Form 10-K.

MEETINGS:

       The Audit Committee will meet at least one time per year with the Auditors and with management to review the audit results and the audited financial statements, to discuss with the auditors the matters required by Statement on Auditing Standards No. 61, and to review and discuss with the Auditors the matters required by Independence Standards Board Statement No. 1 and consider the compatibility of non-audit services with the Auditor's independence.

       The Audit Committee will also meet quarterly, or will designate one of its members to meet quarterly, with the Auditors and with management to review the quarterly financial statements prior to their filing with the Securities and Exchange Commission.

       The Audit Committee shall insure open communications between the Auditors and the Audit Committee at all times.

REPORTS:

       The Audit Committee shall prepare a written report to the Board of Directors based on its meeting with the Auditors and its review of the audited financial statements, which report shall be incorporated into the Board minutes and shall be printed in the Annual Meeting Proxy to the stockholders of the Company.

MINUTES:

       The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

This Proxy is solicited on behalf of the Board of Directors of Socket Communications, Inc.

2002 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of SOCKET COMMUNICATIONS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 10, 2002, and hereby appoints Kevin Mills and David Dunlap, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of SOCKET COMMUNICATIONS, INC. to be held on Wednesday, June 20, 2002 at 9:00 a.m. local time, at the Company's headquarters at 37400 Central Court, Newark, California 94560, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.	ELECTION OF SEVEN DIRECTORS.
/ / FOR all nominees listed / / Withhold Authority to vote for ALL Nominees Listed
Nominees: Charlie Bass, Kevin Mills, Michael Gifford, Gianluca Rattazzi, Leon Malmed, Enzo Torresi, Peter Sealey
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
Charlie Bass; Kevin Mills; Michael Gifford; Gianluca Rattazzi; Leon Malmed; Enzo Torresi; Peter Sealey
2.	PROPOSAL TO RATIFY A PRIVATE PLACEMENT OF SHARES OF THE COMPANY'S COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK.
	/ / FOR	/ / AGAINST	/ / ABSTAIN
3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.
	/ / FOR	/ / AGAINST	/ / ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, FOR THE APPROVAL OF THE SALE AND ISSUANCE OF THE COMPANY'S COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Signature	Signature	Date: , 2002

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)